THE TRANSFER OF THIS NOTE IS SUBJECT TO THE CONDITIONS SPECIFIED IN AN
          EXCHANGE AGREEMENT AMONG THE COMPANY, TXU CORP. AND THE HOLDER, A COPY OF SUCH AGREEMENT AS IN EFFECT FROM TIME TO TIME WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

          THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

                             TXU ENERGY COMPANY LLC

                 $472,420,757.46 Exchangeable Subordinated Note

                          Dated as of November 22, 2002

          FOR VALUE RECEIVED, the undersigned, TXU Energy Company LLC, a Delaware limited liability company (the "Company"), HEREBY PROMISES TO PAY UXT INTERMEDIARY LLC or registered assigns (as further defined herein, the "Holder") the principal amount of $472,420,757.46 on November 22, 2012.

          The Company hereby promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, payable on the dates and at the rates hereinafter set forth.

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. Definitions.

          The following terms used in this Note shall have the following meanings (unless otherwise expressly provided in this Note):

          "Affiliate" means with respect to any Person, any other Person controlling, controlled by, or under common control with such first Person. For the avoidance of doubt, the Company and its Affiliates shall be considered Affiliates of the Company and the Holders and their Affiliates shall not be considered Affiliates of the Company.

          "Affiliated Employee Benefit Trust" means any trust that is a successor to the assets held by a trust established under an employee benefit plan subject to ERISA or any other trust established directly or indirectly under such plan or any other such plan having the same sponsor.

          "Agreement Value" means, for each hedge agreement, on any date of determination, an amount determined in good faith by the Company equal to: (a) in the case of any hedge agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the "Master Agreement"), the amount, if any, that would be payable by or to the Company or any of its Subsidiaries to or from its counterparty to such hedge agreement, as if (i) such hedge agreement was terminated early on such date of determination and, (ii) the Company or such Subsidiary was the sole "Affected Party", and assumes second method and market quotation and adjusts for collateral positions, or (b) in the case of a hedge agreement traded on an exchange, the mark-to-market value of such hedge agreement, which will be the unrealized gain or loss on such hedge agreement to the Company or such Subsidiary to such hedge agreement determined in good faith by the Company based on the settlement price of such hedge agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such hedge agreement, which will be the unrealized gain or loss on such hedge agreement to the Company or such Subsidiary to such hedge agreement determined in good faith by the Company; capitalized terms used and not otherwise defined in this definition shall have the meaning set forth in the above described Master Agreement.

          "Average Closing Price" means, for any Fiscal Quarter, the average of closing prices of a share of TXU Common Stock on the New York Stock Exchange Corporate Transactions Reporting System, as reported in The Wall Street Journal, for the period commencing on the first day of such Fiscal Quarter and ending on the last day of such Fiscal Quarter.

          "Bankruptcy" means, with respect to a Person, (a) that such Person has
(i) made an assignment for the benefit of creditors; (ii) filed a voluntary petition in bankruptcy; (iii) been adjudged bankrupt, or insolvent; or had entered against such Person an order of relief in any bankruptcy or insolvency proceeding; (iv) filed a petition or an answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in any proceeding of such nature; or (v) sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties; (b) 60 days have elapsed after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation and such proceeding has not been dismissed; or (c) 60 days have elapsed since the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties and such appointment has not been vacated or stayed or the appointment is not vacated within 60 days after the expiration of such stay.

          "Board of Managers" has the meaning set forth in the Limited Liability Company Agreement.

          "Business" means the generation of electricity, wholesale energy trading, retail energy marketing, energy delivery and other energy-related services by the Company or any of their respective Subsidiaries.

          "Business Day" means any day other than a Saturday, Sunday or any other day which is a legal holiday under the laws of the States of New York or Texas or a day on which national banking associations in such States are authorized or required by law or other governmental action to close.

          "Capital Expenditures" means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto that are capitalized on the balance sheet of the applicable Person prepared in accordance with GAAP.

          "Certificate of Formation" means the Original Certificate of Formation as it may be amended, restated, supplemented or otherwise modified from time to time on or after the date hereof.

          "Change of Control" means the consummation of any transaction or series of related transactions that will result in any Person or group of Persons, in each case as defined in the Exchange Act: (i) becoming the beneficial owner, directly or indirectly, of more than 30% of the aggregate voting power of the Company, Holdings or TXU Corp. or 30% of the aggregate fair market value of the assets of the Company, Holdings or TXU Corp., (ii) acquiring, by contract or otherwise, the power to direct or cause the direction of the management or policies of the Company, Holdings or TXU Corp., or (iii) otherwise becoming the beneficial owner, directly or indirectly, of more than 30% of the ownership interests in the Company.

          "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

          "Company" has the meaning set forth in the Preamble.

          "Competitor" means, with respect to the Company or any of its Affiliates, a Person (or an Affiliate of an entity) that is significantly involved in the generation of electricity, wholesale energy trading, retail energy marketing or energy delivery.

          "Default Interest" shall have the meaning set forth in Section 2.05.

          "Delaware Act" means the Delaware Limited Liability Company Act, 6 Del.ss. 18-101 et seq., as the same may be amended from time to time.

          "Distribute" means to make one or more Distributions.

          "Distribution" means the payment or distribution by the Company of any money or property other than money to a Member (i) on account of such Member's Membership Interest as provided in the Limited Liability Company Agreement or
(ii) in redemption or liquidation of all or any portion of such Member's Membership Interest.

          "DLJ Entity" or "DLJ Entities" means each investor or investors listed on Schedule II.

          "DLJ VCOC Fund" means UXT AIV, L.P., a Delaware limited partnership, or a DLJ Entity or Affiliate thereof designated by UXT AIV, L.P.

          "EBITDA" means, without duplication, the consolidated Net Income of the Company and its Subsidiaries determined in accordance with GAAP consistently applied, plus any amounts subtracted in calculating Net Income in respect of interest expense, Taxes, depreciation and amortization, less (i) any gain plus any loss realized in connection with the sale of any assets or disposition of any securities, other than those included in cash flow from operations, (ii) any extraordinary or non-recurring gain plus any loss or (iii) any non-cash extraordinary gain, plus (iv) any non-cash extraordinary loss.

          "Encumber" means, with respect to a Person, creating or suffering to exist any Encumbrance against any of the property of such Person.

          "Encumbrance" means any lien, mortgage, pledge, collateral assignment, security interest, hypothecation or other encumbrance.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Agreement" means the Exchange Agreement, dated as of the date hereof, by and among the Company, TXU Corp. and the Holders.

          "Exchanged Note Principal" means the amount of Notes exchanged into TXU Common Stock pursuant to the Exchange Agreement.

          "Fiscal Quarter" means any three-month accounting period of the Company in the Fiscal Year.

          "Fiscal Year" means the annual accounting period of the Company, which shall be the calendar year or such portion of a calendar year during which the Company is in existence.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

          "Governmental Authority" means any United States or non-United States federal, national, supranational, State, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

          "Holder" means any Person identified as the registered holder of this
Note in the Register.

          "Holdings" means TXU US Holdings Company, a Texas corporation.

          "Indebtedness" of any Person means, without duplication, net of restricted cash and cash equivalents off-setting Indebtedness (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables and accrued liabilities arising in the ordinary course of business), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capitalized lease obligations of such Person, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities securing Indebtedness and all interest rate or foreign exchange hedging transactions valued at the Agreement Value thereof, (g) all unconditional obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, (h) all Indebtedness of any other Person of the type referred to in clauses (a) through (g) guaranteed by such Person or for which such Person shall otherwise (including pursuant to any keepwell, makewell or similar arrangement) become directly or indirectly liable (other than indirectly as a result of a performance guarantee not entered into with respect to Indebtedness), and (i) all third party Indebtedness of the type referred to in clauses (a) through (h) above secured by any lien or security interest on property (including accounts and contract rights) owned by the Person whose Indebtedness is being measured, even though such Person has not assumed or become liable for the payment of such third party Indebtedness, the amount of such obligation being deemed to be the lesser of the net book value of such property or the amount of the obligation so secured; provided that (i) true sales of accounts receivable and (ii) the obligation evidenced by this Note and the Other Notes, shall not constitute "Indebtedness" hereunder.

          "Interest Coverage Ratio" means the ratio of EBITDA of the Company to consolidated cash interest expense of the Company and its Subsidiaries on all Indebtedness.

          "Interest Payment Date" means (a) prior to the occurrence of a Reset Event in respect of which the Company has elected to make payment under Section 2.01(b), the date five (5) Business Days after each Fiscal Quarter, and if such day is not a Business Day, then the next succeeding Business Day and (b) after the occurrence of a Reset Event in respect of which the Company has elected to make payment under Section 2.01(b), each date on which dividends are paid in respect of the shares of TXU Common Stock.

          "Law" means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including, without limitation, common law).

          "Limited Liability Company Agreement" means the limited liability company agreement of TXU Energy Company LLC, as amended pursuant to the Purchase Agreement.

          "Loss" has the meaning set forth in Section 7.01(a).

          "Majority in Voting Interest" means, at any time, a Holder or Holders that own a majority of the principal amount of the Notes outstanding at such time, voting together as a single class.

          "Manager" means a member of the Board of Managers.

          "Member" means a "member" of the Company.

          "Membership Interest" of any Member at any time means the entire ownership interest of such Member in the Company at such time, including all benefits to which the owner of such Membership Interest is entitled under the Limited Liability Company Agreement and applicable law, together with all obligations of such Member under the Limited Liability Company Agreement and applicable law.

          "Net Income" means with respect to any Fiscal Year, or part thereof, the net income (or net loss) of the Company for such period as determined on a consolidated basis and in accordance with GAAP.

          "Note" means this Exchangeable Subordinated Note, each Other Note and each additional Note issued upon any transfer of an interest in all or any part of this Note; and "Notes" means, collectively, all of the foregoing.

          "Officer" means an officer of the Company.

          "Original Certificate of Formation" has the meaning set forth in the Limited Liability Company Agreement.

          "Other Note" means each Exchangeable Subordinated Note in substantially the form of this Note issued on the date hereof and each additional Note issued upon any transfer of an interest in all or any part of such Other Note.

          "Payment Default" means any failure by the Company to pay principal or interest when due under this Note.

          "Permitted Transferee" means in the case of any DLJ Entity, (A) any other DLJ Entity, (B) any general or limited partner of any DLJ Entity (a "DLJ Partner"), and any Affiliated Employee Benefit Trust or Person that is an Affiliate of any DLJ Partner (collectively, the "DLJ Affiliates"), (C) any managing director, general partner, director, limited partner, officer or employee of any DLJ Entity or of any DLJ Affiliate, or the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing persons referred to in this clause (C) (collectively, "DLJ Associates"), (D) a trust (to the extent recognized by applicable Law), the beneficiaries of which, or a corporation, limited liability company or partnership, all of the stockholders, members or general or limited partners of which, include only DLJ Entities, DLJ Affiliates, DLJ Associates, their spouses or their lineal descendants or (E) a voting trustee for one or more DLJ Entities, DLJ Affiliates or DLJ Associates under the terms of a voting trust (to the extent recognized by applicable Law).

          "Person" means any individual, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other unincorporated entity, association or group.

          "Purchase Agreement" means the Purchase Agreement, dated as of November 18, 2002, by and between the Company and the initial Holder, as amended, restated, supplemented or otherwise modified pursuant to the terms thereof from time to time.

          "Register" has the meaning set forth in Section 6.03.

          "Regulation" means any rule or regulation of any Governmental Authority having the effect of Law or any rule or regulation of any self-regulatory organization.

          "Reset Amount" means with respect to the unpaid principal amount outstanding on the Note for any Fiscal Quarter ending after the occurrence of a Reset Event, an amount equal to the aggregate dividend that would be payable during such Fiscal Quarter in respect of the shares of TXU Common Stock that would be determined by dividing the outstanding principal amount of this Note by the average closing price for TXU Common Stock for such Fiscal Quarter.

          "Reset Event" means, for any Fiscal Quarter, an Average Closing Price for TXU Common Stock in excess of $39.45, as adjusted to account for stock splits, stock dividends and similar occurrences.

          "Restricted Securities" means (a) all Membership Interests and Notes issued by the Company and (b) any securities issued with respect to, or in exchange for, the Membership Interests or Notes referred to in clause (a) above in connection with a conversion, combination of units or shares, exchange, recapitalization, merger, consolidation or other reorganization, including in connection with the consummation of any reorganization plan.

          "State" means any one of the 50 states of the United States of America or the District of Columbia.

          "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes of this Note, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.

          "Taxes" means all federal, State, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, windfall profit, payroll, sales, use, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect thereto.

          "Third Party Claims" has the meaning set forth in Section 7.01(b).

          "Transfer" means (a) as a noun, the transfer of ownership by sale, exchange, assignment, gift, donation, grant or other conveyance of any kind, whether voluntary or involuntary, including Transfers by operation of law or legal process (and hereby expressly including, with respect to a Holder, assignee or other Person, any voluntary or involuntary appointment of a receiver, trustee, liquidator, custodian or other similar official for such Holder or all or any part of such Holder, assignee or other Person or all or any part of the property of such Holder, assignee or other Person under any bankruptcy, reorganization or insolvency law and (b) as a verb, the act of making any voluntary or involuntary Transfer.

          "Treasury Regulations" means the income Tax regulations promulgated under the Code as amended.

          "TXU Common Stock" means the common stock of TXU Corp., without par value.

          "TXU Corp." means TXU Corp., a Texas corporation.

          SECTION 1.02. Other Definitional Provisions.

          (a) All terms in this Note shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

          (b) As used in this Note and in any certificate or other documents made or delivered pursuant hereto or thereto, accounting terms not defined in this Note or in any such certificate or other document, and accounting terms partly defined in this Note or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Note or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Note or in any such certificate or other document shall control.

          (c) The words "hereof," "herein," "hereunder," and words of similar import when used in this Note shall refer to this Note as a whole and not to any particular provision of this Note; Section references contained in this Note are references to Sections in this Note unless otherwise specified; and the term "including" shall mean "including without limitation."

          (d) The definitions contained in this Note are applicable to the singular as well as the plural forms of such terms.

          (e) Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Whenever used herein, "or" shall include both the conjunctive and disjunctive, "any" shall mean "one or more."

          (f) Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

                                   ARTICLE II

                                TERMS OF PAYMENT

          SECTION 2.01. Interest Payment. (a) The Company shall pay interest on the unpaid principal amount of this Note at a rate per annum equal to 9.00%, payable quarterly in arrears on each Interest Payment Date; provided, however, that, the Company may, by notice to the Holder, elect to pay all or any portion of such interest by adding it to the principal amount of this Note, whereupon such amount shall bear interest at the rate aforesaid and shall no longer be considered to be interest due under this Section 2.01(a). Upon the receipt by the Holder of a notice of such election by the Company, the Holder shall record the amount, the date such amount is added to the principal amount of this Note and the aggregate principal amount of this Note in accordance with its usual practice and, prior to any transfer of this Note, such information shall be endorsed on the grid attached hereto, which is a part of this Note.

          (b) Notwithstanding anything provided in Section 2.01(a), from and after the date of a Reset Event, the Company shall have the option to pay interest on the unpaid principal amount of this Note (excluding any additions to the principal amount pursuant to Section 2.01(a) which shall continue to bear interest pursuant to Section 2.01(a) or 2.05, as the case maybe) in an amount equal to the Reset Amount payable in arrears on each Interest Payment Date.

          SECTION 2.02. No Prepayment. The Company shall not be permitted to prepay this Note in whole or in part; provided, however, that the Company may pay at any time any amounts added to the principal amount of this Note pursuant to Section 2.01(a).

          SECTION 2.03. Payments and Computations. The Company shall make each payment hereunder not later than 1:00 p.m. (New York City time) on the day when due in U.S. dollars to the Holder at its address referred to on Schedule I attached hereto in same day funds. All computations of interest shall be made on the basis of a year of 360 days comprised of four 90 day quarters; provided, however, that in the case of the first interest payment under this Note, interest shall be computed on the basis of the actual number of days elapsed from the date of the initial funding under this Note to such first Interest Payment Date. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall not in such case be included in the computation of payment of interest.

          SECTION 2.04. Exchange Right. The Company shall have the right by providing written notice to the Holder at any time prior to the date that is 180 days from the date of funding by the Holder under this Note, to require the Holder to exchange its interest in this Note for a preferred equity interest in the Company with substantially identical economic and other terms and otherwise in form and substance satisfactory to the Holder; provided, that, any such exchange must be consummated prior to the date that is 180 days from the date of receipt of such notice by the Holder.

          SECTION 2.05. Default Interest. Upon the occurrence and during the continuance of either of (a) a Payment Default or (b) the making of any Distribution by the Company during any Fiscal Quarter in respect of which the Company does not pay cash interest on this Note or has not repaid all amounts added to the principal amount of this Note pursuant to Section 2.01(a), the Company shall pay interest on (i) the unpaid principal amount of this Note owing to the Holder, payable in arrears on the dates referred to in Section 2.01(a) or (b) above and on demand, at a rate per annum equal at all times to 5% per annum above the rate per annum required to be paid on such principal amount pursuant to Section 2.01(a) or (b) above and (ii) to the fullest extent permitted by law, the amount of any interest payable under this Note that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 5% per annum above the rate per annum required to be paid pursuant to Section 2.01(a) or (b) above ("Default Interest").

                                  ARTICLE III

                    COVENANTS AND REPRESENTATION AND WARRANTY

          SECTION 3.01. Accounting Books and Records.

          (a) The Company shall keep on site at its principal place of business each of the following:

                    (i) separate books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of the Business in accordance with this Note;

                    (ii) a current list of the full name and last known business, residence, or mailing address of each Member and Holder, both past and present;

                    (iii) a copy of the Certificate of Formation, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

                    (iv) copies of the Company's federal, State, local and foreign income Tax returns and reports, if any, for the six most recent Fiscal Years;

                    (v) copies of the Limited Liability Company Agreement;

                    (vi) copies of each Note;

                    (vii) copies of any writings permitted or required under
          Section 18-502 of the Delaware Act regarding the obligation of a Member to perform any enforceable promise to contribute cash or property or to perform services as consideration for such Member's capital contribution; and

                    (viii) any written consents obtained from Members pursuant to Section 18-302 of the Delaware Act regarding action taken by Members without a meeting.

          (b) The Company shall use the accrual method of accounting for Tax purposes and shall use GAAP in the preparation of its financial reports and shall keep its books and records in accordance with the foregoing. Any Holder that is a DLJ Entity (a "DLJ Holder") or its designated representative has the right to have reasonable access to and inspect and copy the contents of such books or records and shall also have reasonable access during normal business hours to such additional financial information, documents, books and records as such DLJ Holder may reasonably request; provided that the Company shall have no obligation to provide such access if the DLJ Entities together with their Permitted Transferees own, in the aggregate, less than 10% of the original principal amount of the Notes. The rights granted to a DLJ Holder pursuant to this Section 3.01 are expressly subject to compliance by such DLJ Holder with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time.

          SECTION 3.02. Reports.

          (a) Periodic and Other Reports. The Company shall cause to be delivered to each Holder and the DLJ VCOC Fund, so long as it directly or indirectly holds any interest in the Notes, financial statements, reports and notices referred to below. The financial statements listed in clauses (i) and
(ii) below shall be prepared, in each case on a consolidated basis in accordance with GAAP, and such other reports as any Holder and the DLJ VCOC Fund, so long as it directly or indirectly holds any interest in the Notes, may reasonably request from time to time. The quarterly financial statements referred to in clause (ii) below may be subject to normal period-end adjustments.

                    (i) As soon as practicable following the end of each Fiscal Year (and in any event not later than 120 days after the end of such Fiscal Year, or such earlier date as may be required by law), an audited balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Members' capital accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two (2) immediately preceding Fiscal Years (in the case of the statements).

                    (ii) As soon as practicable following the end of each of the first three Fiscal Quarters of each Fiscal Year (and in any event not later than 60 days after the end of each such Fiscal Quarter, or such earlier date as may be required by law), an unaudited balance sheet of the Company as of the end of such Fiscal Quarter and the related statements of operations and cash flows for such Fiscal Quarter and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year's Fiscal Quarter and the interim period corresponding to the Fiscal Quarter and the interim period just completed, together with a description of all material transactions of the Company, which shall be reviewed annually by an independent auditor.

The statements described in clauses (i) and (ii) above shall be accompanied by written certification of an Officer that such statements have been prepared in accordance with GAAP.

                    (iii) As soon as practicable following the end of each month (and in any event not later than 30 days after the end of each month), management reports in a form agreed upon between a Majority in Voting Interest of the Holders and the Company; provided that the Company shall have no obligation to provide such management reports if the DLJ Entities together with their Permitted Transferees own, in the aggregate, less than 10% of the original principal amount of the Note.

                    (iv) A notice of the occurrence of any Event of Default, or to the extent actually known by the Company, of any event that with notice, the passage of time or both would become an Event of Default promptly, but in any event no later than two Business Days, after an Officer of the Company has actual knowledge of such occurrence, and a notice setting forth details of the actions that the Company has taken or proposes to take with respect thereto, as promptly as practicable, but in any event within ten Business Days after such Officer obtains actual knowledge of such event.

                    (v) A notice of the occurrence of a Change of Control, or any event that is reasonably likely to result in a Change of Control, promptly, but in no event later than two Business Days, after an Officer of the Company has actual knowledge of such occurrence.

                    (vi) Promptly following any such request, such other information as is reasonably requested by any Holder or the DLJ VCOC Fund.

          (b) Each Holder agrees, and the DLJ VCOC Fund shall agree, to keep any non-public information provided to such Holder or the DLJ VCOC Fund by the Company confidential and not to disclose such information unless required by law and acknowledges that the receipt of such information by such Holder or the DLJ VCOC Fund may restrict the ability of such Holder or the DLJ VCOC Fund to trade in securities of the Company, TXU Corp. or their Affiliates; provided, that, such information may be disclosed to such Holder's or the DLJ VCOC Fund's advisors (in the case of financial advisors only, upon three Business Days' advance notice to the Company), members or partners as long as they agree to keep such information confidential.

          SECTION 3.03. Separateness.

          (a) The funds and other assets of the Company shall not be commingled with those of any other entity, and the Company shall maintain its accounts separate from each Member and any other Person.

          (b) The Company shall not hold itself out as being liable for the debts of any other entity other than the Company and its Subsidiaries (collectively, the "Company Group"), and shall conduct its own business in its own name or duly adopted assumed name.

          (c) The Company shall not form, or cause to be formed, any Subsidiary other than in connection with conducting the Business.

          (d) The Company shall act solely through its duly authorized Members, Managers, Officers or agents in the conduct of the Business, and shall conduct the Business so as not to confuse others as to the identity or assets of the Company Group with those of any other entity.

          (e) The Company shall maintain separate records, books of account and financial statements, and shall not commingle its records and books of account with the records and books of account of any other entity.

          (f) The Managers shall hold appropriate meetings to authorize all of its limited liability company actions, which meetings may be held by telephone conference call or by unanimous written consent.

          (g) Other than the obligations, guarantees or pledges existing on November 18, 2002 and the guarantees of (A) the Energy Plaza building lease obligations of TXU Corp., (B) an Affiliate's obligations with respect to operations in Mexico not to exceed $15 million and (C) an Affiliate's obligations with respect to leased equipment utilized by the Company not to exceed $25 million, the Company shall not (i) guarantee or become obligated for the debts of any Member or any Manager, any Affiliate thereof or any other Person, or otherwise hold out its credit as being available to satisfy the obligations of any Member, any Manager or any other Person, (ii) pledge its assets for the benefit of any entity, and (iii) other than pursuant to this Note, acquire obligations or securities of any Member, any Manager or any Affiliate, provided, however, that the Company may do all of the foregoing for the benefit of the Company Group.

          (h) The Company shall pay its own liabilities out of its own funds.

          (i) The Company Group shall maintain an arms' length relationship or other relationship commercially reasonable under the circumstances and in compliance with all regulatory codes of conduct with their Affiliates outside of the Company Group.

          (j) The Company Group shall use its own separate stationery, invoices, checks and other business forms.

          (k) The Company shall correct any known material misunderstanding regarding the separate identity of the Company Group.

Nothing in this Section 3.03 or Section 3.04 herein shall be deemed to prohibit
(i) the use of an Affiliate for the provision of services that can be performed cost effectively on a shared services basis, including treasury, payroll, accounting, human resources, legal, environmental, engineering, information technology and other administrative services, or (ii) participation in TXU Corp.'s money pool for its system companies in accordance with the guidelines established from time to time therefore, as long as, in each case, such activities are otherwise in compliance with the provisions of this Section 3.03 and Section 3.04.

          SECTION 3.04. Limited Liability and Separateness. Without limiting the generality of Section 3.03, the Company shall be operated in such a manner as the Managers deem reasonable and necessary or appropriate to preserve (a) the limited liability of each of the Members (or their successors) in the Company and (b) the separateness of the Company from the business of each Member of the Company or any other Affiliate thereof outside of the Company Group.

          SECTION 3.05. Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Note, the Company shall not make any Distribution if such Distribution would violate Section 18-607 of the Delaware Act or other applicable law, any of the Company's debt financing agreements or any other debt financing agreement of which the Company is a guarantor, but shall instead make such Distribution as soon as practicable after such time as the making of such Distribution would not cause such violation.

          SECTION 3.06. Restricted Actions. The Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Majority in Voting Interest of the Notes:

                    (a) Issue or reclassify any class or series of equity securities or Membership Interests that are, or that are convertible into, a class or series of equity securities, or Membership Interests of the Company or its Subsidiaries, as the case may be, that are, senior to or on parity with this Note.

                    (b) Incur any Indebtedness, if on a pro forma basis after giving effect to the incurrence of such Indebtedness at the date of incurrence and the application of proceeds thereof (i) the ratio of consolidated Indebtedness of the Company to EBITDA for the four Fiscal Quarters ended most recently prior to the date of determination thereof would exceed four times or (ii) the Interest Coverage Ratio for the four Fiscal Quarters ended most recently prior to the date of determination thereof would not exceed three times.

                    (c) Make any amendment to the Limited Liability Company Agreement.

                    (d) Make any investments, other than ordinary course investments relating to the Business; provided, however, that no investments shall be made in the City of New York that shall cause the Company to be deemed to be conducting operations in the City of New York for the purposes of the New York City Tax Law.

                    (e) Enter into operations significantly differing from the Business as conducted on the date hereof or enter into any new lines of business.

                    (f) Unless otherwise required by law, merge, consolidate or otherwise combine the Company with any other Person if such merger, consolidation or combination would result in the disposition of more than 25% of the aggregate voting power of the Company or acquire or dispose of assets that would result in the acquisition or disposition, as the case may be, of more than 25% of the value of the Company.

                    (g) Alter the number of Managers comprising the Board of Managers.

                    (h) Allow any Person to be admitted as a member of the Company.

          SECTION 3.07. Treatment for Tax Purposes. (a) The Company agrees that, for all U.S. federal, state, local and foreign income Tax purposes, this Note shall be treated as a preferred equity interest in the Company, and unless prohibited by applicable law, the Company shall elect to be classified as a partnership (and not as an association, or publicly-traded partnership, taxable as a corporation). Accordingly, a capital account shall be maintained for the Holder in accordance with section 1.704-2(b)(2) of the Treasury Regulations, which shall be increased to reflect the amounts invested by the Holder in the Company (including amounts deducted from the Purchase Price in respect of the Structuring Fee and Transaction Expenses pursuant to Section 2.04(a) of the Purchase Agreement) and allocations of net profits (or, to the extent required, items of income and gain), and which shall be reduced to reflect distributions by the Company to the Holder (including amounts payable pursuant to the terms of this Note) and allocations of net losses (or, to the extent required, items of deduction or loss). Promptly following the end of each Fiscal Year of the Company (and in no event later than 90 days after the close of such Fiscal Year), the Company shall provide the Holder with IRS Schedule K-1, reporting the Holder's share of the taxable income or loss of the Company, and such separately stated items of income, gain, loss, deduction or credit as required by U.S. federal income Tax law, and the Company also shall provide such information as shall be required or reasonably requested by the Holder for purposes of allowing the Holder to prepare and file its U.S. federal, state, local and foreign income Tax returns. In the event that this Note is exchanged by the Holder for a Membership Interest in the Company (at the option of the Company or otherwise), the Company agrees that, consistent with the U.S. federal, state, local and foreign income Tax treatment of this Note as a preferred equity interest in the Company, such an exchange shall be treated as a "nonrecognition transaction" under section 721 of the Code. Other than any elections made upon the conversion of the Company to a partnership for federal Tax purposes (which shall be made consistent with past practice, where applicable), the Company (including any Tax matters member thereof in its capacity as such) shall not make, revoke or change any express or deemed Tax election or change any method of Tax accounting if objected to in writing by the Holders' Tax Representative within 15 days of receiving notice thereof from the Company (which objection shall not be unreasonably made, and the Company shall consult with the Holders' Tax Representative and keep such Holder reasonably informed as to any material Tax claim, audit or proceeding that, in any case, the Company determines in good faith could affect the tax treatment of a Holder as owner of a preferred equity interest in the Company or the amount or Tax character of any Tax item allocated or to be allocated to the Holder in its capacity as owner. "Holders' Tax Representative" means a representative designated as such by a Majority in Voting Interest.

          (b) For each Fiscal Year of the Company, net profits (or, if required, items of income and gain) shall be allocated to the Holder for U.S. federal, state, local and foreign income Tax purposes only to the extent of the amount of interest actually paid to the Holder in respect of this Note during such Fiscal Year. No other net profits or losses (or items of income, gain, loss or deduction) shall be allocated to the Holder for such purposes, except that, if no Member of the Company has a positive capital account balance, the Holder may be allocated a proportionate share of the net losses of the Company, if any, until its capital account has been reduced to zero. In the event that the Holder receives an allocation of net losses hereunder, the Holder thereafter shall be entitled to allocations of net profits (and, if required, items of income or gain) so that the Holder's capital account will equal the amount that the Holder would be entitled to receive pursuant to the terms of this Note in connection with the liquidation or winding up of the Company. Notwithstanding anything to the contrary herein, the Holder shall not be allocated any capital losses of the Company.

          (c) Notwithstanding anything to the contrary herein, prior to any exchange of this Note for a Membership Interest in the Company, the Holder shall not be considered a Member of the Company by reason of its ownership of this Note for any purpose other than U.S. federal, state, local and foreign income Tax purposes, and shall not have the rights and obligations of a Member pursuant to the Limited Liability Company Agreement.

          SECTION 3.08. Directors. Subject to and to the extent permitted by applicable Law and Regulation, for so long as at least 30% of the original principal amount of the Notes remains held by the DLJ Entities and their Permitted Transferees, the Board of Managers of the Company shall at all times include one Manager (the "Holder Manager") chosen by the DLJ VCOC Fund.

          SECTION 3.09. Consultation Rights. (a) During any period for which there is no Holder Manager serving on the Board of Managers, the DLJ VCOC Fund, if it directly or indirectly holds any interest in the Notes, and is intended to qualify as a "venture capital operating company" within the meaning of the regulations of the United States Department of Labor set forth in 29 C.F.R.
Section 2510.3-101 (the "Plan Asset Regulations") shall, upon prior written notice to the Company, be entitled to consult with and advise the management and Board of Managers of the Company on significant business issues, including management's proposed annual business, strategic and operating budgets and plans, and management will meet with the DLJ VCOC Fund periodically during each year (but no more frequently than once each calendar quarter) at the Company's executive offices at mutually agreeable times for such consultation and advice.

          (b) The Company agrees to consider, in good faith, the recommendations of the DLJ VCOC Fund in connection with the matters on which it is consulted as described above, it being understood and agreed that the ultimate discretion with respect to all such matters shall be retained by the Company.

          (c) The rights granted to the DLJ VCOC Fund under this Agreement (including, without limitation, under Article III) are intended to enable the DLJ VCOC Fund to be operated, where applicable, as a "venture capital operating company" within the meaning of the Plan Asset Regulations, and this Note shall be interpreted accordingly.

          SECTION 3.10. Change of Control Offer. (a) No Member of the Company or any subsequent transferee may Transfer all or any part of its interests in the Company without the prior written consent of the Majority in Voting Interest of the Notes unless the Company offers to purchase all of the outstanding Notes at a price equal to 101% of the sum of the unpaid principal amount thereof; provided, however, that a Member may transfer all or any part of its interest to any direct or indirect wholly-owned subsidiary of TXU Corp.

          (b) The Company will give written notice of any Transfer by a Member or any subsequent transferee, stating the substance and the intended date of the consummation thereof and irrevocably offering to purchase all of the outstanding Notes at a price equal to 101% of the unpaid principal amount thereof, not more than 20 Business Days nor less than 15 Business Days prior to the date of the consummation thereof, to each Holder of the Notes. Each Holder of the Notes shall have ten Business Days from the date of the receipt of such notice to elect (by written notice to the Company or any subsequent transferee, as applicable) to sell all or any portion of the Notes held by such Holder to the Class Member or such subsequent transferee, as applicable.

          SECTION 3.11. Representation and Warranty Regarding Nature of Operations. Except as set forth on Section 3.02 of the Disclosure Schedule to the Purchase Agreement, the Company owns more than 50% of (a) the economic interest in the assets, earnings or cash flow and (b) the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, of each of the entities in which it owns an equity interest. The Company is primarily engaged, directly or through such entities, in the production or sale of a product or service other than the investment of capital.

                                   ARTICLE IV

                                EVENTS OF DEFAULT

          SECTION 4.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                    (a) The Company shall fail to pay any installment of principal of, or interest on, this Note when the same becomes due and payable which in the case of a failure to pay interest continues for 5 days; or

                    (b) The Company shall fail to perform or observe (i) any term, covenant or agreement contained in Section 3.05, 3.06, 3.10 or
          7.01 or (ii) any other term covenant or agreement contained in this
          Note if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by any Holder; or

                    (c) The representation and warranty contained in Section
          3.10 shall prove to have been incorrect in any material respect when made; or

                    (d) The Company or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (d);

then, and in any such event, a Majority in Voting Interest of the Notes may, by notice to the Company, declare the Notes, all interest hereon and all other amounts payable thereunder to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

                                    ARTICLE V

                                  SUBORDINATION

          SECTION 5.01. Note Subordinate to Senior Indebtedness. The Company agrees, and each Holder, by his acceptance of this Note, also agrees, that this
Note is and shall be subordinate, to the extent and in the manner hereinafter set forth, to the prior payment in full of all obligations of the Company now or hereafter existing, whether for principal, interest (including, without limitation, interest, as provided in such indebtedness, accruing after the filing of a petition initiating any proceeding referred to in Section 5.02, whether or not such interest accrues after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), fees, expenses or otherwise (all such obligations being the "Senior Indebtedness").

          SECTION 5.02. Events of Subordination. In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of the Company or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Federal or State bankruptcy or similar law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise, Senior Indebtedness shall first be paid in full before the Holder shall be entitled to receive any payment of this Note, and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to this Note in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of the Company being subordinated to payment of this Note) shall be paid or delivered directly to the holders or representatives of the Senior Indebtedness for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness until the Senior Indebtedness shall have been paid in full.

          SECTION 5.03. In Furtherance of Subordination.

          (a) All payments or distributions upon or with respect to this Note that are received by the Holder contrary to the provisions of this Article shall be received in trust for the benefit of the Holders and owners of Senior Indebtedness, shall be segregated from other funds and property held by the Holder and shall be forthwith paid over to the holders and owners of Senior Indebtedness in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness in accordance with its terms.

          (b) The holders and owners of Senior Indebtedness are hereby authorized to demand specific performance of the provisions of this Article, whether or not the Company shall have complied with any of the provisions hereof applicable to it, at any time when the Holder shall have failed to comply with any of the provisions of this Article applicable to it. The Holder of this Note hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

          SECTION 5.04. No Commencement of Any Proceeding. So long as payments or distributions for or on account of this Note are not permitted pursuant to
Section 5.02, the Holder will not commence, or join with any creditor other than the holders and owners of Senior Indebtedness in commencing, directly or indirectly cause the Company to commence, or assist the Company in commencing, any proceeding referred to in Section 5.02.

          SECTION 5.05. Rights of Subrogation. No payment or distribution to the holders and owners of Senior Indebtedness pursuant to the provisions of this Article shall entitle the Holder to exercise any right of subrogation in respect thereof until the Senior Indebtedness shall have been paid in full.

          SECTION 5.06. Further Assurances. The Holders and the Company each will, at the Company's expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any holder or owner of Senior Indebtedness may request, in order to protect any right or interest granted or purported to be granted hereby or to enable any holder or owner of Senior Indebtedness to exercise and enforce its rights and remedies hereunder.

          SECTION 5.07. Agreements in Respect of Subordinated Debt. No amendment, waiver or other modification of this Note, and no agreement supplemental to this Note, may adversely affect the rights or interests of any holder or owner of Senior Indebtedness hereunder.

          SECTION 5.08. Agreement by the Company. The Company agrees that it will not make any payment of this Note, or take any other action, in contravention of the provisions of this Article.

          SECTION 5.09. Obligations Hereunder Not Affected. All rights and interests of the holders and owners of Senior Indebtedness hereunder, and all agreements and obligations of the Holder of this Note and the Company under this Article, shall remain in full force and effect irrespective of:

                    (i) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Indebtedness, or any other amendment or waiver of or any consent to any departure from any Senior Indebtedness, including, without limitation, any increase in the Company's obligations resulting from the extension of additional credit to the Company or any of its subsidiaries or otherwise;

                    (ii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Indebtedness;

                    (iii) any manner of application of collateral, or proceeds thereof, to all or any of the Senior Indebtedness, or any manner of sale or other disposition of any collateral for all or any of the Senior Indebtedness or any other assets of the Company or any of its subsidiaries;

                    (iv) any change, restructuring or termination of the corporate structure or existence of the Company or any of its subsidiaries; or

                    (v) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a subordinated creditor.

The provisions of this Article Five shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder or owner of Senior Indebtedness upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

          SECTION 5.10. Waiver. The Holder of this Note and the Company each hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Indebtedness and this Article and any requirement that any holder or owner of Senior Indebtedness protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Company or any other person or entity or any collateral.

          SECTION 5.11. No Waiver; Remedies. No failure on the part of any holder or owner of Senior Indebtedness to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 5.12. Continuing Agreement. The provisions of this Article Five constitute a continuing agreement and shall (i) remain in full force and effect until the payment in full of all Senior Indebtedness, (ii) be binding upon the Holder of this Note, the Company and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the holders and owners of Senior Indebtedness and their respective successors, transferees and assigns.

                                   ARTICLE VI

                                TRANSFER OF NOTE

          SECTION 6.01. Restrictions. The Holder acknowledges and agrees that it shall not Transfer this Note (i) to any Competitor or (ii) in violation of the Securities Act of 1933, as amended. Any attempted Transfer in violation of the preceding sentence shall be deemed void ab initio and of no force or effect whatsoever, and the Company will not record any such Transfer on its books or treat any purported transferee as the owner of this Note for any purpose. Except as specifically set forth in this Section 6.01, the Holder shall not be restricted from any Transfer of the Note.

          SECTION 6.02. Legend.

          (a) Each Note issued upon any Transfer will bear the following legend:

         "THE TRANSFER OF THIS NOTE IS SUBJECT TO THE CONDITIONS SPECIFIED IN AN EXCHANGE AGREEMENT AMONG THE COMPANY, TXU CORP. AND THE HOLDER, A COPY OF SUCH AGREEMENT AS IN EFFECT FROM TIME TO TIME WILL BE FURNISHED WITHOUT

          CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

          (b) Each certificate or instrument evidencing Restricted Securities and each certificate or instrument issued in exchange for or upon the transfer of any Restricted Securities (if such securities remain Restricted Securities after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER."

          (c) In addition, each certificate or instrument evidencing Restricted Securities and each certificate or instrument issued in exchange for or upon the Transfer of any Restricted Securities (if such securities remain Restricted Securities after such Transfer) shall be stamped or otherwise imprinted with any additional legends as may be required by the Company, as applicable to the holder of such certificate or instrument.

          SECTION 6.03. Registration of Notes. The Company shall keep at its principal executive office a register (the "Register") for the registration and registration of transfers of Notes. The name and address of each Holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in the Register. Prior to due presentation for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and the Company shall not be affected by any notice to the contrary.

          SECTION 6.04. New Notes. Upon surrender of any Note for registration of Transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder of such Note or such Holder's attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense, one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such Holder may request. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. Notes shall not be transferred in denominations of less than $500,000, in the event that the Holder is transferring to an Affiliate of such Holder, and $10,000,000, in the event that the Holder is transferring to any other Person; provided, that, if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than the foregoing amounts.

                                   ARTICLE VII

                                 INDEMNIFICATION

          SECTION 7.01. Indemnification of Holders.

          (a) The Company hereby agrees to indemnify and hold harmless the Holder of this Note and its respective shareholders and managers (including any administrative agent or sub-agent) and each of its respective Affiliates, officers, directors, employees, agents, successors and assigns but excluding the Person serving as a Manager pursuant to Section 3.08 hereof to the extent such Person is indemnified by the Company pursuant to the LLC Agreement (each an "Indemnitee"), for and against all claims, losses, damages, costs, expenses, awards, judgments and penalties (including, without limitation, attorneys' fees and expenses) (hereinafter, a "Loss") arising out of, resulting from or with respect to, directly or indirectly, the conduct of the business or affairs of the Company, including without limitation, the operation of the Business.

          (b) An Indemnitee shall give the Company notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Note (a "Claim Notice"), within 25 days after such determination, stating the amount of the Loss, if known, and method of computation thereof. The obligations and liabilities of the Company under this
Article VII with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article VII ("Third Party Claims") shall be governed by the following additional terms and conditions: if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Company notice of such Third Party Claim within 25 days after the receipt by the Indemnitee of such notice; provided, however, that the failure to provide such notice shall not release the Company from any of its obligations under this Article VII and shall not relieve the Company from any other obligation or liability that it may have to any Indemnitee otherwise than under this Article VII. If the Company acknowledges in writing its obligation to indemnify the Indemnitee hereunder against any Losses that may result from such Third Party Claim, then the Company shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnitee within five (5) days of the receipt of such Claim Notice from the Indemnitee; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnitee in its sole and absolute discretion for the same counsel to represent both the Indemnitee and the Company, then the Indemnitee shall be entitled to retain its own counsel in each jurisdiction for which the Indemnitee determines counsel is required, at the expense of the Company. In the event that the Company exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Company in such defense and make available to the Company, at the Company's expense, all witnesses, pertinent records, materials and information in the Indemnitee's possession or under the Indemnitee's control relating thereto as is reasonably required by the Company. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Company shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Company's expense, all such witnesses, records, materials and information in the Company's possession or under the Company's control relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim may be settled by the Company without: (a) the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of the Indemnitee unless such settlement contains a full and unconditional release of the Indemnitee with respect thereto.

          SECTION 7.02. Nonexclusivitiy of Rights. The indemnification and advancement and payment of expenses provided by this Article VII: (a) shall not be deemed exclusive of any other rights to which a Holder or other Person seeking indemnification may be entitled under any statute, agreement or otherwise both as to action in such Person's official capacity and as to action in another capacity while holding such office, (b) shall continue as to any Person who has ceased to serve in the capacity which initially entitled such Person to indemnity and advancement and payment of expenses, and (c) shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such Holder or such other Person.

          SECTION 7.03. Contract Rights. The rights granted pursuant to this
Article VII shall be deemed to be contract rights, and no amendment, modification or repeal of this Article VII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

          SECTION 7.04. Savings Clause. If this Article VII or any portion of this Note shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Holder or any other Person indemnified pursuant to this Article VII as to costs, charges and expenses (including, without limitation, attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

          SECTION 7.05. Other Arrangements Not Excluded. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this
Article VII:

                    (a) Does not exclude any other rights to which a Person seeking indemnification or advancement of expenses may be entitled under any other agreement, or otherwise, for either an action of any Holder, officer, employee or agent in the official capacity of such Person or an action in another capacity while holding such position, except that indemnification, unless ordered by a court, may not be made to or on behalf of any Holder if a final adjudication established that its acts or omissions involved intentional misconduct, fraud or gross negligence and was material to the cause of action; and

                    (b) Continues for a person who has ceased to be a Holder, officer, employee or agent and inures to the benefit of the successors, heirs, executors and administrators of such a person.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          SECTION 8.01. Notices.

          (a) All notices, requests, claims, demands and other communications under or in connection with this Note shall be given to or made upon: (i) the Holder, at the Holder's address set forth on Schedule I attached hereto and (ii) the Company at the following addresses (or in any case to such other address as the addressee may from time to time designate in writing to the sender):

              TXU Energy Company LLC
              1601 Bryan Street
              Dallas, TX  75201
              Attention:  Treasurer
              Facsimile:  214-812-8998

              with copies to:

              Hunton & Williams
              1601 Bryan Street
              Dallas, TX  75201

              Attention:  Timothy A. Mack, Esq.
              Facsimile:  214-880-0011

              and

              Thelen Reid & Priest LLP
              875 Third Avenue
              New York, NY  10022
              Attention:  Robert J. Reger, Esq.
              Facsimile:  212-603-2001

          (b) All notices, requests, claims, demands and other communications under or in connection with this Note shall be in writing and shall be deemed effectively given: (i) upon personal delivery or delivery by courier to the party to be notified, (ii) three Business Days after deposit with the United States Post Office, by registered or certified mail, return receipt requested, postage prepaid and addressed as provided in Section 8.01(a) and (iii) one Business Day after receipt of confirmation if such notice is sent by facsimile.

          SECTION 8.02. Headings and Sections. The descriptive headings in this Note are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Note or any provision of this Note. Unless the context requires otherwise, all references in this Note to Sections, Articles, Exhibits or Schedules shall be deemed to mean and refer to Sections, Articles, Exhibits or Schedules of or to this Note.

          SECTION 8.03. Amendments. This Note may not be amended, supplemented, modified or restated nor may any provision herein be waived without the express unanimous written consent of a Majority in Voting Interest of the Holders. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Note. The failure of the Holder to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Note are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          SECTION 8.04. Binding Effect. Except as otherwise provided in this Note, every covenant, term and provision of this Note shall be binding upon the Company and shall inure to the benefit of the Holder, the DLJ VCOC Fund and their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns and designees.

          SECTION 8.05. Remedies. The Holder shall be entitled to enforce its rights under this Note specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Note and to exercise all other rights existing in its favor. The Company agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Note and that the Holder may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce or prevent any violations of the provisions of this Note. If any time period for giving notice or taking action under this Note expires on a day that is not a Business Day, the time period shall be extended automatically to the immediately succeeding Business Day.

          SECTION 8.06. Waiver of Jury Trial. THE COMPANY AND, BY ACCEPTING THE BENEFITS OF THIS NOTE, THE HOLDER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF UNDER OR, IN CONNECTION WITH THIS NOTE.

          SECTION 8.07. Interpretation. The Holder and the Company have participated jointly in the negotiation and drafting of this Note. In the event an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the Holder and the Company, and no presumption or burden of proof shall arise favoring or disfavoring the Holder or the Company by virtue of the authorship of any of the provisions of this Note.

          SECTION 8.08. Governing Law; Consent to Jurisdiction. This Note will be governed by, and construed in accordance with, the laws of the State of New York. In any action or proceeding arising out of, related to, or in connection with this Note, the Company consents to be subject to the jurisdiction and venue of (a) the Supreme Court of the State of New York in and for the County of New York, and (b) the United States District Court for the Southern District of New York. The Company consents to the service of process in any action commenced hereunder by any method or service acceptable under federal law or the laws of the State of New York.

          SECTION 8.09. Additional Documents and Acts. The Company agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Note and the transactions contemplated hereby.

          SECTION 8.10. No Third Party Beneficiaries. Except for the provisions of Article VII relating to indemnification, this Note shall inure solely to the benefit of the Holder, the DLJ VCOC Fund and their successors, assigns and designees, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, interest, claim or benefit, of any nature whatsoever, under or on account of this Note.

          SECTION 8.11. Holder ERISA Representation. The Holder represents and warrants that either (i) it is not an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a "plan" within the meaning of Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity whose assets are treated as "plan assets" under the Plan Asset Regulations or (ii) the purchase and holding of this Note by such Holder will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

          IN WITNESS WHEREOF, the Company has caused this Note to be executed by its officers or other representatives thereunto duly authorized, as of the date first above written.

                                       TXU ENERGY COMPANY LLC


                                       By:  -----------------------------------
                                            Name:
                                            Title:

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    Note Under               Date Added to Principal         Aggregate Principal
  Section 2.01(a)                Amount of Note                Amount of Note
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


                                                                     SCHEDULE I

                                                         ADMINISTRATIVE DETAILS


UXT Intermediary LLC

c/o Credit Suisse First Boston
Eleven Madison Avenue
New York, New York
10010-3629

                                                                    SCHEDULE II

                                                                   DLJ ENTITIES

Name
----

UXT Holdco 2 LLC

UXT Intermediary LLC

UXT Holdings (Offshore) Ltd.

UXT Holdings LLC

UXT-1 Blocker, Inc.

UXT-2 Blocker, Inc.

UXT-3 Blocker, Inc.

UXT-4 Blocker, Inc.

UXT-5 Blocker, Inc.

UXT AIV, L.P.

UXT AIV (Offshore) L.P.

DLJ Merchant Banking Partners III, L.P.

DLJ Offshore Partners III, C.V.

DLJ Offshore Partners III-1, C.V.

DLJ Offshore Partners III-2, C.V.

Millennium Partners II, L.P.

DLJMB Partners III GmbH & Co. KG

MBP III Plan Investors, L.P.